INDEPENDENT CONTRACTOR AGREEMENT

This Agreement is dated effective the 14 day of July, 2009.

BETWEEN:

ARGENTEX MINING CORPORATION., a corporation formed pursuant to the laws of the State of Nevada and having an office for business located at Suite 602, 1112 West Pender Street, Vancouver British Columbia V6E 2S1

(the “Company”)

AND:

0845557 B.C. LTD., a corporation formed pursuant to the laws of the Province of British Columbia and having an office for business located at 5025 Angus Drive, Vancouver B.C. Canada V6M 3M6, Vancouver, British Columbia, Canada

(the “Contractor”)

AND JOINED BY:

MARK VANRY, an individual resident of the Province of British Columbia with an address of 5025 Angus Drive, Vancouver B.C. Canada V6M 3M6, Vancouver, British Columbia, Canada

(“Vanry”)

WHEREAS:

A.

The Company is engaged in the business of locating, acquiring and exploring natural resource mineral properties and has acquired interests in several mineral properties located in Argentina and in Canada.

B.	The Company wishes to obtain and the Contractor wishes to provide certain services to the Company on the terms and conditions contained in this Agreement.
C.	Vanry desires to join in this Agreement for the purposes expressed.

NOW THEREFORE in consideration of the premises, the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereby covenant and agree as follows:

1.	DEFINITIONS. For the purposes of this Agreement (including the Schedules hereto), the following terms will have the following meanings:
1.1.	“Board” means Board of Directors of the Company;

1.2.       “Bonus Price” means, for purposes of calculating any Incentive Remuneration referred to in any subsection of Section 3.3, below, the closing price for one Common Share, last sale of the day on the Event Date, on either the OTC-Bulletin Board or the TSX Venture Exchange, whichever is, on the Event Date the Company’s primary trading market;

1.3.	“Cause” means:
(a)	failure of the Contractor and/or Vanry to observe or perform any of the material covenants and obligations imposed by this Agreement;
(b)

failure of the Contractor and/or Vanry to observe any of the covenants and obligations hereunder that are not material, if the Contractor and/or Vanry does not remedy such failure within a reasonable time after receiving written notice thereof;

(c)	fraud, dishonesty, gross negligence or willful malfeasance in connection with the Contractor and/or Vanry’s performance of the Consulting Services; or
(d)	the conviction of the Contractor and/or Vanry with respect to the commission of a crime involving moral turpitude;
1.4.	“Change of Control” means:
1.4.1.

the acquisition, after the date of this Agreement and excluding any acquisitions from the Company, by any one individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934), of beneficial ownership of 40% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, which causes a change in the control of the board of directors of the Company resulting from the election by the shareholders of the Company of less than a majority of the persons nominated for election by management of the Company;

1.4.2.

the approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company in which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation; or

1.4.3.	a liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company;

1.5.	“Common Shares” means shares of common stock, par value $0.001, of the Company;
1.6.

“Confidential Information” means information, whether or not originated by the Contractor or Vanry, that relates to the business or affairs of the Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

1.6.1.

the Company’s mineral properties, exploration results, estimated economic reserves, feasibility of mining the properties, as well as information relating to strategies, research, communications, business plans, and financial data of the Company and any information of the Company which is not readily publicly available;

1.6.2.

work product resulting from or related to work or projects performed for or to be performed for the Company or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

1.6.3.

any intellectual property contributed to the Company, and any other technical and business information of the Company, its subsidiaries and affiliates which is of a confidential, trade secret and/or proprietary character;

1.6.4.

internal Company personnel and financial information, supplier names and other supplier information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Company’s business;

1.6.5.

marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, current and prospective client lists, and future plans and potential strategies of the Company that have been or are being discussed; and

1.6.6.

all information that becomes known to the Contractor and/or Vanry as a result of this Agreement or the services performed hereunder that the Contractor and/or Vanry, acting reasonably, believes is confidential information or that the Company takes measures to protect;

Confidential Information does not include:

1.6.7.

the general skills and experience gained by Vanry during the Contractor’s provision of the Consulting Services to the Company that the Contractor could reasonably have been expected to acquire in similar retainers or engagements with other companies;

1.6.8.	information publicly known without breach of this Agreement or similar agreements;
1.6.9.

information, the disclosure of which by the Contractor is required to be made by any law, regulation or governmental authority or legal process of discovery (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent reasonably possible in the circumstances, the Company is afforded an opportunity to dispute the requirement; or

1.6.10.	information known to the Contractor at the date of this Agreement;
1.7.	“Consulting Effective Date” means the date of this Agreement as shown on the first page hereof;
1.8.	“Consulting Fee” means the sum of CDN $12,500 per month;
1.9.

“Consulting Services” means such services as are consistent with those ordinarily provided by an Executive Vice President - Corporate Development, including the duties and responsibilities set out at Schedule “A” hereto as well as such other duties and responsibilities as may be reasonably required of Vanry from time-to-time either in respect of the foregoing or otherwise by the President with respect to the Company and, if requested by the Company, to any and all of its subsidiaries from time to time;

1.10.	“Consulting Termination Date” means the first anniversary of the date of this Agreement as shown on the first page;
1.11.	“Directors” means the Directors of the Company, and “Director” means any one of them;
1.12.	“Event Date” means the last day of the period during which a Financing Event, including, if applicable, a Superior Financing Event, occurs;
1.13.	“Financing Event” means:
1.13.1.

During the period beginning on the Consulting Effective Date and expiring on the Consulting Termination Date, the Company receives gross proceeds from the Sale of Equity in an aggregate amount that is equal to or greater than $6,000,000 (U.S.), or

1.13.2.

During the period beginning on the Consulting Effective Date and expiring on the Consulting Termination Date, the Company receives gross proceeds from the Sale of Equity in an aggregate amount that is equal to or greater than $4,500,000 (U.S.).

To qualify as a “Financing Event”, the Sale of Equity under Paragraph 1.13.2 must occur at an average price equal to or greater than $1.00 (U.S.) per share;

1.14.	“GST” means Goods and Services Tax;

1.15.	“Incentive Bonus” shall have the meaning attributed in Section 3.3, below;
1.16.

“Multiplier” means the number 250,000 used in Subsection 3.3.1, below, the number 150,000 used in Subsection 3.3.2, below, and the number 250,000 used in Subsection 3.3.3, below, but only prior to the date that the Incentive Bonus to which that Multiplier relates has been earned, if at all;

1.17.	“OTC-BB” means the over-the-counter bulletin board operated by the Financial Industry Regulatory Authority (FINRA);
1.18.

“Sale of Equity” means the sale, by the Company to investors for cash, of Common Shares, including those that are part of a “unit” comprised of a Common Share and a share purchase warrant but excluding the sale of any Common Shares pursuant to the exercise of warrants or stock options or the conversion of any other convertible securities;

1.19.	“Stock Option Agreement” means an agreement on the Company’s standard form of stock option agreement;
1.20.	“Stock Option Plan” means the Argentex Mining Corporation Stock Option Plan adopted by the Company on November 10, 2007;
1.21.	“Stock Options” means those options to purchase one million (1,000,000) Common Shares to be granted under the Stock Option Plan as described at Paragraph 3.2 herein;
1.22.

“Superior Financing Event” means the Company is able to raise the amount identified in paragraph 1.13.2 from the sale of Common Shares or warrants at an average price of at least $1.50 (U.S.) per share;

1.23.	“TSX-V” means the TSX Venture Exchange;
1.24.	“Termination Fee” means a lump sum equal to the Fee (plus value added taxes) for either
(i)	six months; or
(ii)	the remainder of the Term,

whichever is greater;

1.25.

“Trading Event” means the average price of Common Shares equals or exceeds U.S. $3.00 on either the OTC-BB or the TSX-V for 20 consecutive trading days during the period beginning on the Consulting Effective Date and expiring on the Consulting Termination Date;

1.26.

“Vacation Time” means Vanry’s entitlement not to provide the Consulting Services for up to 20 business days in each calendar year and does not include weekends or statutory holidays. The Contractor will notify the Company at the beginning of each calendar of this Agreement with respect to the scheduled Vacation Time for the year.

2.	SERVICES TO BE PROVIDED
2.1.	This Agreement and each of its terms are subject to:
2.1.1.	approval by the shareholders of the Company; and
2.1.2.	the approval of or acceptance by the TSX-V if such approval or acceptance is required; or
2.1.3.	the absence of any objections by the TSX-V if approval of or acceptance by the TSX-V is not required.

If the TSX-V objects to any clause or term of this Agreement, such clause or term will be curtailed and limited only to the extent necessary to bring it within the requirements of the TSX-V and the remainder of this Agreement will not be affected thereby, and each term, provision, covenant, and condition of this Agreement will be and remain valid and enforceable to the fullest extent permitted by law.

2.2.	Effective on the Consulting Effective Date, the Contractor will cause Vanry to provide the Consulting Services to the Company and will ensure that Vanry:
2.2.1.	devotes sufficient working time, attention, ability and expertise to successfully provide the Consulting Services to the Company in a timely manner; and
2.2.2.	well and faithfully serves the Company and uses his best efforts to promote the best interests of the Company
2.3.

Each of Vanry and the Contractor will report directly to the President and will keep the Company informed of all matters concerning the Consulting Services as requested by the Company from time to time.

3.	REMUNERATION, EXPENSES AND INDEMNITY
3.1.	Remuneration – Consulting Fees
3.1.1.

Subject to Paragraph 3.1.2 and Section 4, from the Consulting Effective Date to the Consulting Termination Date, the Company will pay the Contractor the Consulting Fee. The Board, as it may determine from time to time in its sole discretion, may grant the Contractor an increase in the Contractor Fee.

3.1.2.

The remuneration referred to in Paragraph 3.1.1 will be payable at the end of each month upon receipt of an invoice, and does not include GST. To the extent that the Contractor is required to remit GST, the Contractor will show the applicable GST amount as a separate line item on the Contractor’s invoice for services and provide the Company with the Contractor’s GST registrant number.

3.2.	Remuneration – Stock Options

3.2.1.

Subject to compliance with all applicable laws, regulations and rules of any governmental authority, quotation system or stock exchange, and subject further to approval by the TSX-V if required, on or within two few business days following the Consulting Effective Date, the Company will grant the Stock Options to Vanry. The Stock Options shall have an exercise price equal to the closing price, last sale of the day, on the OTC-BB on the date the Stock Options are granted and a term of three years from the date of grant.

3.2.2.	The Stock Options will vest in accordance with the Stock Option Plan.
3.2.3.

The Stock Options will be granted subject to the terms of the Stock Option Plan, as the same may be amended from time to time (but no such amendment shall materially alter or impair the Stock Options without Vanry’s consent), and the Stock Option Agreement. In the event of any inconsistency among this Agreement, the Stock Option Agreement and the Stock Option Plan, the terms of the Stock Option Plan will control.

3.3.	Incentive Bonus

Upon the occurrence of:

3.3.1.	the Financing Event, Vanry will earn a cash Incentive Bonus equal to the Bonus Price multiplied by 250,000;
3.3.2.

the Superior Financing Event, Vanry will earn, in addition to the cash Incentive Bonus paid under Paragraph 3.3.1 above, an additional cash Incentive Bonus equal to the Bonus Price multiplied by 150,000; and

3.3.3.	the Trading Event, Vanry will earn a cash Incentive Bonus equal to the Bonus Price multiplied by 250,000.
3.4.	Application and Payment of Incentive Bonus Proceeds

3.4.1.Within 48 hours of any Event Date, the Company shall take reasonable steps to reserve the applicable Bonus Price with the TSX V as the price for a private placement offering of Common Shares to Vanry.

3.4.2. Within ten days after the applicable Event Date, Vanry shall provide to the Company a good faith estimate of his anticipated income tax liability for the amount of the Incentive Bonus and the Company shall remit that amount to Vanry in cash within a reasonable period of time.

3.4.3.On or about the date that the Company pays to Vanry the estimated tax liability referred to in Section 3.4.2, above, and subject to approval of the private placement by TSX V, the Company shall apply the balance of the proceeds from the Incentive Bonus to the private placement referred to in Section 3.4.1, above. If TSX V does not conditionally approve such private placement within a reasonable period of time, the Company shall remit the balance of the Incentive Bonus in cash to Vanry.

3.5.	Adjustments of and Restrictions on Securities
3.5.1.

If and whenever the Common Shares at any time outstanding are subdivided into a greater or consolidated into a lesser number of common shares, the exercise price of the Options and the amount of any Multiplier for any Incentive Bonus that has not yet been earned must be decreased or increased proportionately, as the case may be, and upon any such subdivision or consolidation, the number of Common Shares deliverable upon the exercise of the Options, and the amount of any Multiplier for any Incentive Bonus that has not yet been earned, must be increased or decreased proportionately, as the case may be.

3.5.2.

Any Common Shares issued pursuant to this Agreement will be “restricted securities”, as that term is defined in Rule 144(a)(3), promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, and will bear such restrictive legends as may be required by the applicable securities laws, rules and regulations.

3.6.	Expenses
3.6.1.	The Contractor will be responsible for all costs associated with the performance of the Consulting Services, except as noted in Paragraphs 3.6.2 through 3.6.4 below.
3.6.2.

Unless otherwise agreed by the parties, the Consulting Services will be provided at the Company’s office located in Vancouver, British Columbia. The Company must provide office space, equipment (including necessary computing equipment and software), furniture and supporting personnel at the Company’s premises to Vanry at no cost to the Contractor.

3.6.3.

In the event that the parties agree that the Consulting Services will be provided at a location other than Vancouver, British Columbia, the Company will pay to the Contractor all reasonable moving expenses incurred by Vanry and reimbursed to Vanry by the Contractor.

3.6.4.

The Contractor will be reimbursed by the Company for out of pocket expenses incurred by Vanry on behalf of the Company in the course of providing the Services, as supported by copies of receipts and other documentation.

3.7.	Indemnity by Company

The Company agrees to indemnify each of the Contractor and Vanry from and against any and all actions, causes of action, claims, demands or other proceedings made against either or both of the Contractor or Vanry in the course of or as a result of this Agreement or because of Vanry’s position as an officer of the Company on and subject to the terms of the Indemnification Agreement attached to this Agreement as Schedule “B”.

4.	TERM, RENEWAL AND TERMINATION
4.1.	Term

This Agreement will commence on the Consulting Effective Date, and, unless otherwise terminated under this Section 4, will terminate on the Consulting Termination Date.

4.2.	Renewal

The initial term will automatically renew for an additional twelve (12) month term unless either party gives ninety (90) days’ written notice to the other of its intention not to renew this Agreement.

4.3.	Termination
4.3.1.	Notwithstanding Paragraph 4.1, this Agreement will be terminated:
(a)

immediately upon delivering notice of termination to the Contractor within ninety (90) days of the Consulting Effective Date, in which event the Company shall only be liable for the amounts set out at Paragraph 4.3.2(a), below;

(b)

without Cause by the Company, upon payment by the Company to the Contractor of the Termination Fee and, if earned under the terms of Section 3.3, above, prior to the date of termination, payment of any Incentive Bonus;

(c)	without Cause by the Contractor, upon thirty (30) days’ written notice from the Contractor to the Company; or
(d)	with Cause by the Company, immediately upon the Company giving notice in writing to the Contractor, which notice must state the nature and substance of the Cause.
4.3.2.	Upon termination of this Agreement for any reason:
(a)

the Company must immediately pay to the Contractor all accrued and unpaid portions of the Consulting Fees due up to the date of termination, as well as any Expenses properly incurred prior to the date of termination; and

(b)	the Contractor must, upon receipt of all sums due and owing, promptly deliver the following in accordance with the directions of the Company:
(i)	a final accounting, reflecting the balance of expenses incurred on behalf of the Company as of the date of termination;

(ii)	all documents pertaining to the Company or this Agreement, including but not limited to all books of account, correspondence and contracts; and
(iii)	all equipment and any other property belonging to the Company.
4.4.	Termination – Change of Control

If, within 60 days of the occurrence of a Change of Control, the Contractor resigns from the Company or the Company terminates this Agreement for any reason other than for Cause, the Company must pay the Termination Fee to the Contractor.

5.	INDEPENDENT CONTRACTOR RELATIONSHIP
5.1.	It is expressly agreed that the Contractor is acting as an independent contractor in performing the Consulting Services under this Agreement.
5.2.

Although Vanry will, subject to Vacation Time, be available to the Company 80% of his working hours to the Company, Vanry need only devote such portion of his time to the provision of the Consulting Services as is necessary to complete the Consulting Services.

5.3.

The Contractor is not precluded from acting in any other capacity for any other person, firm or company provided that it does not, in the reasonable opinion of the Board, conflict with the Contractor’s duties to the Company while providing the Consulting Services.

5.4.	The Contractor and Vanry, jointly and severally, represent and warrant to the Company that:
5.4.1.	each of the Contractor and Vanry have the right to perform the Consulting Services without violation of their respective obligations to others;
5.4.2.	each of the Contractor and Vanry are not bound by any agreement or obligation to any other party that will conflict with their respective obligations as a Contractor of the Company; and
5.4.3.

all advice, information, and documents provided by each of the Contractor and Vanry to the Company in the course of providing the Consulting Services may be used fully and freely by the Company, unless the Contractor or Vanry otherwise advises the Company orally or in writing at the time of communication of such information (e.g. information provided by the Contractor on a confidential or non-attribution basis).

5.5.

The remuneration set out at Section 3 herein will be the whole of the compensation to the Contractor and Vanry collectively for providing the Consulting Services. For avoidance of doubt, the Company will not pay any contribution to Canada Pension Plan, employment insurance, or federal and provincial withholding taxes, or provide any other contributions or benefits, or similar amounts under any federal, provincial or state laws, which might be expected in an employer-employee relationship, as compensation for the Consulting Services.

5.6.

The Contractor is solely responsible for the Contractor’s registration and payment of assessments for coverage for Vanry with WorkSafeBC or similar requirements under federal, provincial or state laws of other jurisdictions, while Vanry is providing the Consulting Services. If requested by the Company, the Contractor will provide proof of coverage.

5.7.

The Contractor and Vanry hereby, jointly and severally, indemnify the Company against, and agree to hold it harmless from, all losses, claims, actions, damages, charges, taxes, penalties, assessments or demands (including reasonable legal fees and expenses) which may be made by the Canada Revenue Agency, Employment Insurance Plan, the Canada Pension Plan, the Workers Compensation Plan, or related plans or organizations, or similar bodies or plans under federal, provincial or state laws in other jurisdictions, requiring the Company or Vanry to pay an amount under the applicable statutes and regulations in relation to any Consulting Services provided to the Company pursuant to this Agreement. This paragraph will survive termination of this Agreement.

6.	CONFIDENTIAL INFORMATION
6.1.

All Confidential Information, whether it is developed by Vanry and/or the Contractor during its consulting retainer or by others employed or engaged by or associated with the Company or its affiliates or clients, is the exclusive and confidential property of the Company or its affiliates or clients, as the case may be, and will at all times be regarded, treated and protected as such, as provided in this Agreement.

6.2.

As a consequence of the acquisition of Confidential Information, the Contractor and Vanry will occupy a position of trust and confidence with respect to the affairs and business of the Company. In view of the foregoing, it is reasonable and necessary for the Contractor, joined by Vanry, to make the following covenants regarding the conduct of each of the Contractor and Vanry during and subsequent to the Contractor’s retainer by the Company:

6.2.1.

At all times during and subsequent to the Contractor’s retainer with the Company, neither the Contractor nor Vanry will disclose Confidential Information to any person other than as necessary in carrying out the Consulting Services, or as may be required by applicable law or legal process of discovery, without first obtaining the Company’s consent, and the Contractor and Vanry will each take all reasonable precautions to prevent inadvertent disclosure of any Confidential Information disclosed by the Company to him. This prohibition includes, but is not limited to, disclosing or confirming the fact that any similarity exists between the Confidential Information and any other information.

6.2.2.

At all times during and subsequent to the Contractor’s retainer with the Company, neither the Contractor nor Vanry will use, copy, transfer or destroy and Confidential Information other than as necessary in carrying out the Consulting Services, or as may be required by applicable law or process of discovery, without first obtaining the Company’s consent and the Contractor and Vanry will each take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information disclosed by the Company to either or both of them.

6.2.3.

Within ten (10) business days after the termination of the Contractor’s retainer for any reason, the Contractor will promptly deliver to the Company all property of or belonging to or administered by the Company in its custody or Vanry’s custody, including without limitation all Confidential Information that is embodied in any form, whether in hard copy or on electronic media.

6.2.4.	The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement.
6.3.

Consent to Enforcement. The Contractor and Vanry each confirm that all restrictions in this Section 6 are reasonable and valid, and any defences to the strict enforcement thereof by the Company are waived by the Contractor. Without limiting the generality of the foregoing, the Contractor hereby consents to an injunction being granted by a court of competent jurisdiction in the event that the Contractor or Vanry is in breach of any of the provisions stipulated in this Section 6. The Contractor hereby expressly acknowledges and agrees that injunctive relief is an appropriate and fair remedy in the event of a breach of any of the said provisions.

6.4.

The Contractor’s obligations under this Section 6 will remain in effect in accordance with their terms and continue in full force and effect despite any breach, repudiation, alleged breach or repudiation, or termination of this Agreement. Without limiting the foregoing, the Contractor and Vanry each agree that at all times during and subsequent to the provision of services to the Company, neither the Contractor nor Vanry will use or take advantage of the Confidential Information for the purpose of

6.4.1.	providing similar management services for any other company, or
6.4.2.

for a period of one year after the date of expiration or any earlier termination of this Agreement, for staking, or otherwise acquiring an interest in mineral properties adjacent to the mineral properties that the Company has an actual legal or beneficial interest in, or that the Company is considering acquiring a legal or beneficial interest in at the time the Consulting Services were performed or this Agreement expires or is terminated.

7.	GENERAL PROVISIONS
7.1.	Assignability. This Agreement is not assignable by either party and the Consulting Services must not be provided by any person other than Vanry.
7.2.

Authorization. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and perform its obligations hereunder, and that performance of this Agreement will not violate any agreement between the Company and any other person, firm or organization nor breach any provisions of its constating documents or governing legislation.

7.3.	Amendment or Waiver.
7.3.1.	This Agreement may not be amended unless such amendment is agreed to in writing and signed by the Contractor and an authorized officer of the Company.
7.3.2.

No waiver by either party hereto of any breach by the other party hereto of any condition or provision contained in this Agreement to be performed by such other party will be deemed a waiver of any similar or dissimilar condition or provision. Any waiver must be in writing and signed by the Contractor or an authorized officer of the Company, as the case may be.

7.4.

Compliance with Policies and Laws. The Contractor and Vanry will abide by all the Company’s policies and procedures, including without limitation, the Company’s code of conduct. In addition, the Contractor and Vanry will abide by all laws applicable to the Company, in each jurisdiction that the Company does business, including without limitation applicable securities laws, rules and regulations and the rules of any stock exchange or market upon which the Common Shares are listed or quoted.

7.5.

Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the Province of British Columbia applicable therein, and will be treated in all respects as a British Columbia contract. The parties irrevocably attorn to the exclusive jurisdiction of the courts of British Columbia with respect to any legal proceedings arising under this Agreement.

7.6.

Dispute Resolution. Any dispute or controversy occurring between the parties hereto relating to the interpretation or implementation of any of the provisions of this Agreement will be resolved by arbitration. Such arbitration will be conducted by a single arbitrator appointed by agreement between the parties, or, in default of agreement, such arbitrator will be appointed in accordance with the provisions of the Commercial Arbitration Act of British Columbia or any re-enactment or amendment thereof. Any arbitration will be held in the City of Vancouver. The rules of procedure to be followed will be the domestic rules of procedure of the British Columbia International Commercial Arbitration Centre then in force. The decision arrived at by the arbitrator will be final and binding and no appeal will lie therefrom.

7.7.

Notices. Any notice in writing required or permitted to be given hereunder must be given by registered mail, postage prepaid, mailed in British Columbia to the following addresses, or may be delivered by courier or personally.

7.7.1.	in the case of the Company:

ARGENTEX MINING CORPORATION

602 - 1112 West Pender St

Vancouver, British Columbia V6E 2S1

Fax:	604.568.1540
7.7.2.	in the case of the Contractor and/or Vanry:

0845557 B.C. LTD. or MARK VANRY

5025 Angus Drive

Vancouver B.C.

Canada V6M 3M6

Email – MVanry@Shaw.ca

Any notice delivered by courier or personally is effective on the actual date of delivery. Any notice delivered by mail as aforesaid is deemed to have been received by the person to whom it is addressed on the 4th business day after and excluding the date of mailing. Either party may change its address for giving of notices hereunder by notice in writing to the other party.

7.8.

Independent Legal Advice. The Company has obtained legal advice concerning this Agreement and has requested that the Contractor and Vanry both obtain independent legal advice with respect to this Agreement. The Contractor hereby represent and warrants to the Company that both the Contractor and Vanry have been advised to obtain independent legal advice, and that, prior to the execution of this Agreement, they have obtained independent legal advice or have, in their discretion, knowingly and willingly elected not to do so

7.9.

Severability. If any provision contained herein is determined to be void or unenforceable for any reason, in whole or in part, it will not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions will remain in full force and effect to the fullest extent permissible by law.

7.10.	Currency. Except as expressly provided in this Agreement, all amounts in this Agreement are stated and will be paid in Canadian currency.
7.11.

Further Assurances. Each of the Contractor and the Company will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as the Contractor or the Company may reasonably require for the purposes of giving effect to this Agreement.

7.12.	Counterparts/Facsimile Execution. This Agreement may be executed in several counterparts and each counterpart will together constitute one original document.
7.13.	Parties’ Acknowledgement. The parties hereto hereby acknowledge that:
7.13.1.	sufficient time was provided to review this Agreement thoroughly;

7.13.2.	the terms of this Agreement and the obligations hereunder have been read and are understood; and
7.13.3.	a copy of this Agreement has been received by each of the parties.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

ARGENTEX MINING CORPORATION

Per:	/s/ Ken Hicks
Ken Hicks, President

0845557 B.C. LTD.

Per:	/s/ Mark Vanry
Authorized Signatory

MARK VANRY joins in this Agreement in order to confirm his agreement with, and his joinder in, the covenants and representations and warranties made by him in the foregoing Agreement, all as of the Consulting Effective Date (as defined in the Agreement).

SIGNED, SEALED and DELIVERED by MARK VANRY in the presence of:

/s/ Ethan Minsky
Signature
Ethan P. Minsky
Print Name
800 885 West Georgia Street
Address
Vancouver, BC V6C 3H1

Barrister & Solicitor
Occupation

) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Mark Vanry MARK VANRY

Schedule A

Description of Duties

EXECUTIVE VP – CORPORATE DEVELOPMENT

Without limiting the general services to be provided by the Executive VP, the Executive VP shall provide the following specific services:

1.            in support of the President, provide and administer good corporate governance and governance practices, under the supervision of the President, for the benefit of the Company and in accordance with all regulatory requirements;

2.            lead fund raising activities by coordinating institutional road shows, establishing interaction with leading investment bankers, presenting to retail investors and attending industry investment conferences;

3.            assist the President in ensuring the accurate and timely reporting of all material changes in the affairs of the Company and the material facts related to the Company, in accordance with applicable securities legislation and regulations, and administer and assist with relations with all regulatory agencies, relations with the Company’s auditors, relations with the Company’s legal services and the Company’s public and investor relations programs, in effect being responsible for assisting the President with respect to disclosure controls and procedures, preparation and filing of periodic reports and material change reports;

4.            administer and assist in the coordination of all Company non-technical development programs including all administrative and financial functions and in the coordination of the services and resources that are necessarily incidental thereto;

5.            in coordination with the President assist and carry out the preparation and dissemination of Company business and engineering reports; in particular communicate with sell side analysts, fund managers, retail brokers and all shareholders;

6.            in consultation with the President, carry out the hiring of the personnel and consultants required for the operation of the Company’s activities in the areas of administration, regulatory surveillance, finance and shareholder communication and manage the efficient performance of personnel;

7.            administer and assist with all other Company support services and perform such other activities as are necessary or incidental to the Officer’s position; and

8. conduct and carry out other duties, responsibilities and special projects as directed by the President

Reports to: President

Schedule B – Form of Indemnity (to be supplied)

CW2638209.8